UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2019

WEST END INDIANA BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54578	36-4713616
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

34 South 7th Street, Richmond, Indiana	47374
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 962-9587

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On July 31, 2019, Three Rivers Federal Credit Union, a federally chartered credit union (“3Rivers”), West End Indiana Bancshares, Inc., a Maryland corporation (“West End Indiana Bancshares”) and West End Bank, S.B., an Indiana-chartered stock savings bank and wholly owned subsidiary of West End Indiana Bancshares (“West End Bank,” together with West End Indiana Bancshares “West End”), entered into a Purchase and Assumption Agreement (the “P&A Agreement”), pursuant to which 3Rivers will acquire substantially all of the assets and assume substantially all of the liabilities of West End Bank.

Under the terms of the P&A Agreement, it is estimated that West End Indiana Bancshares stockholders will receive between $34.91 and $36.81 in cash consideration for each share of West End Indiana Bancshares common stock (the “Per Share Consideration”) they own. The amount of the Per Share Consideration is subject to substantial variation based on, among other things, significant uncertainties with respect to the treatment of and costs associated with the liquidation account, West End Bank’s equity at closing, the amount of corporate level taxation of such transaction, the amount of cash held by West End Indiana Bancshares at closing, costs related to the dissolution of West End Bank and West End Indiana Bancshares and the distribution of the remaining assets to stockholders and future operating results. Other factors that may cause a reduction in the Per Share Consideration include, among others, costs associated with employee compensation and benefit arrangements and any West End Bank environmental problems with remediation costs over a threshold amount. Accordingly, investors should not assume that the ultimate consideration distributed to stockholders will be within the range set forth above.

Following the completion of the transaction, West End Indiana Bancshares and West End Bank will settle their remaining obligations, distribute their remaining cash to the West End Indiana Bancshares stockholders and dissolve.

The P&A Agreement contains customary representations and warranties from West End and 3Rivers, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of West End’s businesses during the interim period between the execution of the P&A Agreement and the closing of the transaction, (2) West End Indiana Bancshares’ obligations to facilitate its stockholders’ consideration of, and voting upon, the P&A Agreement and the related transactions, (3) the recommendation by the board of directors of West End Indiana Bancshares in favor of approval of the P&A Agreement and the related transactions by its stockholders, and (4) West End’s non-solicitation obligations relating to alternative business combination transactions.

Consummation of the transaction is subject to certain conditions, including, among others, approval of the P&A Agreement and the related transactions by West End Indiana Bancshares’ stockholders, the receipt of all required regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the P&A Agreement, and the absence of any injunctions or other legal restraints.

The P&A Agreement provides certain termination rights for both 3Rivers and West End, and further provides that upon termination of the P&A Agreement under certain circumstances, West End will be obligated to pay 3Rivers a termination fee of $2.0 million.

The foregoing summary of the P&A Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the P&A Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the P&A Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the P&A Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the transaction, unless otherwise specified therein, and (2) were made only as of the date of the P&A Agreement or such other date as is specified in the P&A Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the P&A Agreement, which subsequent information may or may not be fully reflected any public disclosure. Accordingly, the P&A Agreement is included with this filing only to provide investors with information regarding the terms of the P&A Agreement, and not to provide investors with other factual information regarding West End or 3Rivers, their respective affiliates or their respective businesses.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements include statements regarding the anticipated closing date of the transaction and anticipated future plans and expectations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the transaction, uncertainties regarding the proper treatment and calculation of the liquidation account, corporate level tax expenses, transaction expenses, additions to West End Bank’s allowance for loan losses, difficulties in integrating West End Bank into 3Rivers, legislative and regulatory changes that adversely affect the business in which 3Rivers and West End Bank are engaged, changes in the securities markets and other risks and uncertainties. Except as required by law, none of 3Rivers, West End Bank or West End Indiana Bancshares undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Additional Information

In connection with the proposed merger, West End Indiana Bancshares will provide its stockholders with a proxy statement and other relevant documents concerning the proposed transaction.  Stockholders of West End Indiana Bancshares are urged to read the proxy statement and other relevant documents and any amendments or supplements to those documents, because they will contain important information which should be considered before making any decision regarding the transaction. Stockholders of West End Indiana Bancshares will be able to obtain a copy of the proxy statement, and any other relevant documents, without charge, when they become available, at the Securities and Exchange Commission (the “SEC”) website (www.sec.gov), on the West End Indiana Bancshares website (ir.westendbank.com) or by directing a request to:

Robin Henry

Executive Vice President/Chief Human Resource Officer

West End Indiana Bancshares, Inc.

34 South 7th Street

Richmond, Indiana 47374

The information available through West End Indiana Bancshares’ website is not and shall not be deemed part of this Current Report on Form 8-K or incorporated by reference into other filings that West End Indiana Bancshares makes with the SEC.

West End Indiana Bancshares and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of West End Indiana Bancshares in connection with the proposed transaction.  Information about the directors and executive officers of West End Indiana Bancshares is set forth in West End Indiana Bancshares’ Annual Report on Form 10-K filed with the SEC on March 29, 2019, and in the proxy statement for West End Indiana Bancshares’ 2019 annual meeting of stockholders, as filed with the SEC on April 18, 2019.  Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement regarding the proposed merger when it becomes available.  Free copies of this document may be obtained as described in the preceding paragraph.

Item 8.01	Other Events.

In connection with the execution of the P&A Agreement discussed in Item 1.01 above, 3Rivers and West End Indiana Bancshares issued a joint press release. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1*	Purchase and Assumption Agreement by and among Three Rivers Federal Credit Union, West End Bank, S.B., and West End Indiana Bancshares, Inc. (Solely for Purposes of the Sections Identified Therein), dated July 31, 2019

99.1	Joint Press Release issued on August 1, 2019

*	West End Indiana Bancshares has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. West End Indiana Bancshares will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WEST END INDIANA BANCSHARES, INC.

DATE: August 1, 2019	By:	/s/ Timothy R. Frame
Timothy R. Frame
President and Chief Executive Officer